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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Billie Scott	317.263.7148	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES SECOND QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDENDS

        Indianapolis, Indiana—July 31, 2003...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced diluted funds from operations ("FFO") per share of $0.96, a 19% increase, and diluted earnings per share of $0.26, a 73% decline, for the quarter ended June 30, 2003.

        Net income available to common shareholders totaled $50.3 million in the second quarter of 2003 as compared to $173.2 million in 2002. Diluted earnings per share for the period was $0.26 as compared to $0.97 in 2002, a 73% decline. The decline in net income is attributable to net gains on the sale of real estate, primarily the Company's interests in five "Mills-type" properties and a premium outlet center, recognized in the second quarter of 2002. Net income available to common shareholders totaled $105.4 million for the six months ended June 30, 2003 as compared to $203.2 million in 2002. Diluted earnings per share for the six months was $0.56 as compared to $1.16 in 2002, a 52% decline, attributable to the same asset sales.

        Diluted FFO was $0.96 per share in the second quarter of 2003 as compared to $0.81 in 2002 (as restated), a 19% increase. Diluted FFO was $196.9 million as compared to $152.6 million in 2002. Diluted FFO was $374.3 million for the six months ended June 30, 2003 as compared to $297.9 million in 2002. On a per share basis, diluted FFO for the six months was $1.85 as compared to $1.57 in 2002 (as restated), an 18% increase. The Company restated FFO for the second quarter and six months of 2002 in full accordance with the definition of FFO provided by the National Association of Real Estate Investment Trusts ("NAREIT") to comply with Regulation G issued by the Securities and Exchange Commission concerning non-GAAP financial measures.

        The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP"). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts and provides a relevant basis for comparison among REITs. A reconciliation of net income to FFO is provided in the financial statement section of this press release.

        Occupancy for mall and freestanding stores in the regional malls at June 30, 2003 was 91.6% as compared to 91.5% at June 30, 2002. Comparable retail sales per square foot increased to $393 as compared to $390 at June 30, 2002, while total retail sales per square foot increased to $388 at June 30, 2003 as compared to $384 at June 30, 2002. Average base rents for mall and freestanding stores in the regional mall portfolio were $31.47 per square foot at June 30, 2003, an increase of $1.44 or 5%, from June 30, 2002. The average initial base rent for new mall store leases signed during the first six months of 2003 was $42.90, an increase of $10.11 or 31% over the tenants who closed or whose leases expired.

        Major factors driving results for the quarter:

  •
  The Company's core business continued to perform well despite the economic environment as evidenced by stable regional mall occupancy and average base rents 5% higher than the year earlier period.

  •
  The portfolio of assets acquired from Rodamco North America, N.V. on May 3, 2002 continues to contribute to profitability.

  •
  The favorable interest rate environment has provided opportunities to refinance existing debt at lower rates.

        "We are pleased to report a strong quarter of performance by our core portfolio," said David Simon, chief executive officer. "Tenant sales were up, occupancy held firm and we experienced strong releasing spreads. We are also somewhat encouraged by early signs that the U.S. economy is recovering and have seen recent evidence of this in our portfolio, especially in some of our Florida and other tourism-driven properties that were most significantly impacted by the economic downturn. Our acquisition and disposition activities have continued to strengthen our overall portfolio quality, and we look forward to a strong remainder of 2003."

New Development Projects

        The Company has two new development projects currently under construction:

  •
  Las Vegas Premium Outlets is a 435,000 square foot premium manufacturers' outlet shopping center. This will be the Company's second 50/50 joint venture with Chelsea Property Group. The center is under construction on a 39-acre parcel near downtown Las Vegas, located at Interstate 15 and US route 95/93 at Charleston Boulevard. The site is one of the most visible locations in Las Vegas, approximately 10 minutes from the Las Vegas Strip. The center will offer shoppers the area's largest collection of upscale outlet stores and is scheduled to open on August 1, 2003.

  •
  Chicago Premium Outlets is the third development to be undertaken jointly by Simon and Chelsea. Also a 50/50 joint venture, the site is approximately 35 miles west of downtown Chicago on Interstate 88, also known as the East-West Tollway, in Aurora, Illinois. This premium manufacturers' outlet shopping center will comprise 438,000 square feet. Scheduled opening: Summer 2004.

        The Company also announced today that it has acquired land in Jacksonville, Florida to construct St. Johns Town Center, a 1.5 million square foot open-air retail project. The project will be comprised of a village component with a mainstreet design and a community center. Costs are expected to approximate $158 million and the project is scheduled to open in 2005.

Acquisitions

        On July 1, the Company announced that it has agreed to purchase a 100 percent stake in Stanford Shopping Center, in Palo Alto, California, for $333 million. Stanford University, as required under its Founding Grant, will continue to hold, as lessor, a long-term ground lease underlying the asset. This transaction, which is subject to customary due diligence and closing conditions, is expected to close in mid August, 2003.

        Stanford Shopping Center, which has been managed by the University's Stanford Management Company, is one of the most successful regional malls in the United States with 2002 total sales in excess of $500 million and comparable tenant sales per square foot of approximately $600. Stanford Shopping Center is one of the few open-air super-regional shopping centers in the United States and is anchored by five major department stores—Neiman Marcus, Nordstrom, Bloomingdale's, Macy's and Macy's Men's Store.

Dispositions

        The Company disposed of five assets during the second quarter and in early July, consisting of two malls: Forest Village Park Mall in Forestville, Maryland and Eastern Hills Mall in Buffalo, New York, and three community centers: North Riverside Park Plaza in North Riverside, Illinois; Memorial Plaza in Sheboygan, Wisconsin and Fox River Plaza in Elgin, Illinois. Proceeds from these dispositions totaled $59 million.

Dividends

        Today the Company also announced a common stock dividend of $0.60 per share. This dividend will be paid on September 30, 2003 to shareholders of record on September 16, 2003.

        The Company also declared dividends on its three public issues of preferred stock, all payable on September 30, 2003 to shareholders of record on September 16, 2003:

  •
  Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock (NYSE:SPGPrB)—$1.625 per share

  •
  Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred Stock (NYSE:SPGPrF)—$0.546875 per share

  •
  Simon Property Group, Inc. 7.89% Series G Cumulative Preferred Stock (NYSE:SPGPrG)—$0.98625 per share.

2003 Guidance

        The Company expects net income per share for the year to be within a range of $1.54 to $1.57 and FFO to be within a range of $4.05 to $4.08. The following table provides the reconciliation of estimated diluted net income per share and estimated diluted FFO per share.

For the twelve months ended December 31, 2003

	Low Range	High Range
Net income per share	$1.54	$1.57
Depreciation and amortization including our share of joint ventures	2.54	2.54
Loss on disposal or sale of assets, net	0.05	0.05
Impact of additional dilutive securities for FFO per share	(0.08)	(0.08)

Funds from operations per share	$4.05	$4.08

        This guidance is based on management's view of current market conditions in the regional mall business. The guidance ranges do not include property transactions, other than transactions that have already closed and the announced acquisition of Stanford Shopping Center.

Forward-Looking Statements

        Estimates of future net income per share and FFO are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

        Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, acquisitions and changes in market rates of interest. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (in the About Simon section), www.companyboardroom.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 4:00 p.m. Eastern Daylight Time (New York) today, July 31st. An online replay will be available for approximately 90 days at www.simon.com.

Supplemental Materials

        The Company will publish a quarterly supplemental information package today which will be available at www.simon.com in the Investor Relations section, Financial Reports tab. It will also be furnished to the SEC as part of a Form 8-K. If you wish to receive a copy via mail, please call 800-461-3439.

        Simon Property Group, Inc. (NYSE:SPG), headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 237 properties containing an aggregate of 182 million square feet of gross leasable area in 36 states, as well as nine assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon Property Group information is available at www.simon.com.

SIMON(A)(B)(C)
Combined Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
REVENUE:
Minimum rent	$337,617	$316,580	$670,848	$621,629
Overage rent	6,898	6,864	14,971	14,971
Tenant reimbursements	169,604	156,105	331,497	304,414
Management fees and other revenue	21,274	—	40,100	—
Other income	30,924	31,983	52,709	59,463

Total revenue	566,317	511,532	1,110,125	1,000,477
EXPENSES:
Property operating	83,333	77,808	162,984	150,977
Depreciation and amortization	125,842	115,105	248,615	224,468
Real estate taxes	58,983	52,225	112,000	103,676
Repairs and maintenance	20,957	17,359	43,857	34,829
Advertising and promotion	12,368	11,707	23,985	23,265
Provision for credit losses	4,213	1,455	8,705	4,574
Home and regional office costs	20,130	11,687	38,883	22,131
General and administrative	4,023	1,174	7,078	1,797
Other	6,856	3,547	13,684	15,787

Total operating expenses	336,705	292,067	659,791	581,504
OPERATING INCOME	229,612	219,465	450,334	418,973
Interest expense	151,430	150,090	302,795	297,428

Income before minority interest	78,182	69,375	147,539	121,545
Minority interest	(586)	(1,970)	(2,419)	(4,558)
Gain on sales of assets and other, net	—	170,307	23	170,307
Gain from debt related transactions, net	—	16,139	—	16,139
Income tax expense of taxable REIT subsidiaries	(2,064)	—	(4,027)	—

Income before unconsolidated entities	75,532	253,851	141,116	303,433
Loss from MerchantWired, LLC, net	—	(24,471)	—	(32,742)
Income from other unconsolidated entities	25,593	25,545	46,974	43,250

Income before discontinued operations	101,125	254,925	188,090	313,941
Results of operations from discontinued operations	(293)	1,435	808	2,844
Loss on disposal or sale of discontinued operations, net	(17,010)	—	(12,758)	—

Income before allocation to limited partners	83,822	256,360	176,140	316,785
LESS:
Limited partners' interest in the Operating Partnership	15,012	64,019	33,673	75,104
Preferred distributions of the Operating Partnership	2,835	2,835	5,670	5,670

NET INCOME	65,975	189,506	136,797	236,011
Preferred dividends	(15,683)	(16,336)	(31,365)	(32,835)

NET INCOME AVAILABLE
TO COMMON SHAREHOLDERS	$50,292	$173,170	$105,432	$203,176

SIMON(A)(B)
Per Share Data and Selected Mall Operating Statistics
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
PER SHARE DATA:
Basic Earnings Per Common Share:
Income before discontinued operations	$0.34	$0.98	$0.61	$1.16

Net Income	$0.27	$0.99	$0.56	$1.17

Percent Decrease	72.7%		52.1%
Diluted Earnings Per Common Share:
Income before discontinued operations	$0.33	$0.96	$0.61	$1.15

Net Income	$0.26	$0.97	$0.56	$1.16

Percent Decrease	73.2%		51.7%

SELECTED REGIONAL MALL OPERATING STATISTICS

	June 30, 2003	June 30, 2002
Occupancy(D)	91.6%	91.5%
Average rent per square foot(D)	$31.47	$30.03
Total sales volume (in millions)(E)	$7,886	$7,823
Comparable sales per square foot(E)	$393	$390
Total sales per square foot(E)	$388	$384

SIMON(A)(B)
Reconciliation of Net Income to FFO(F)
Unaudited
(In thousands, except as noted)

        The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP. The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and it provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002(G)	2003	2002(G)
Net Income(H)(I)	$65,975	$189,506	$136,797	$236,011
Plus: Limited partners' interest in the Operating Partnership and preferred distributions of the Operating Partnership	17,847	66,854	39,343	80,774
Plus: Depreciation and amortization from combined consolidated properties and discontinued operations	125,852	116,087	247,929	226,445
Plus: Simon's share of depreciation and amortization and other items from unconsolidated entities	37,829	36,946	72,502	73,289
Plus: (Gain)/Loss on sales of real estate and discontinued operations	17,010	(170,307)	12,735	(170,307)
Plus: Gains on debt related transactions resulting from impairment charge	—	(14,056)	—	(14,056)
Less: Management Company gain on sale of real estate, net	—	(8,400)	—	(8,400)
Less: Minority interest portion of depreciation and amortization	(632)	(1,834)	(1,966)	(3,829)
Less: Preferred distributions and dividends	(18,518)	(19,171)	(37,035)	(38,505)

FFO of the Simon Portfolio	$245,363	$195,625	$470,305	$381,422

FFO of the Simon Portfolio	$245,363	$195,625	$470,305	$381,422
FFO Allocable to the LP Unitholders	(58,942)	(52,466)	(115,280)	(102,430)

Basic FFO Allocable to the Company	186,421	143,159	355,025	278,992
Impact of Series A, B and C Preferred Stock Conversion & Option Exercise(J)	10,478	9,481	19,226	18,902

Diluted FFO Allocable to the Company	$196,899	$152,640	$374,251	$297,894

Basic Weighted Average Shares Outstanding	189,037	174,435	188,077	174,192
Effect of Stock Options	790	721	712	616
Impact of Series A Preferred 6.5% Convertible Stock	—	1,810	—	1,852
Impact of Series B Preferred 6.5% Convertible Stock	12,491	12,491	12,491	12,491
Impact of Series C Cumulative Preferred 7% Convertible Units	1,968	—	990	—

Diluted Weighted Average Number of Equivalent Shares	204,286	189,457	202,270	189,151

Basic FFO Per Share:
Basic FFO Allocable to the Company	$186,421	$143,159	$355,025	$278,992
Basic Weighted Average Shares Outstanding	189,037	174,435	188,077	174,192
Basic FFO per Share	$0.99	$0.82	$1.89	$1.60
Percent Increase	20.7%		18.1%
Diluted FFO per Share:
Diluted FFO Allocable to the Company	$196,899	$152,640	$374,251	$297,894
Diluted Weighted Average Number of Equivalent Shares	204,286	189,457	202,270	189,151
Diluted FFO per Share	$0.96	$0.81	$1.85	$1.57
Percent Increase	18.5%		17.8%

SIMON(A)(B)(C)
Combined Balance Sheets
Unaudited
(In thousands, except as noted)

	June 30, 2003	December 31, 2002
ASSETS:
Investment properties, at cost	$14,404,054	$14,249,615
Less—accumulated depreciation	2,371,694	2,222,242

	12,032,360	12,027,373
Cash and cash equivalents	351,408	397,129
Tenant receivables and accrued revenue, net	264,882	311,361
Notes and advances receivable from Management Company and affiliates	—	75,105
Investment in unconsolidated entities, at equity	1,577,196	1,665,654
Goodwill, net	37,212	37,212
Deferred costs, other assets, and minority interest, net	563,127	390,668

Total assets	$14,826,185	$14,904,502

LIABILITIES:
Mortgages and other indebtedness	$9,701,674	$9,546,081
Accounts payable, accrued expenses and deferred revenue	581,474	624,505
Cash distributions and losses in partnerships and joint ventures, at equity	16,024	13,898
Other liabilities, minority interest and accrued dividends	172,074	228,508

Total liabilities	10,471,246	10,412,992

COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIP	797,964	872,925
LIMITED PARTNERS' PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	150,852	150,852
SHAREHOLDERS' EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized and 16,830,057 issued and outstanding. Liquidation value $858,006.	814,492	814,254
Common stock, $.0001 par value, 400,000,000 shares authorized, 187,989,899 and 184,438,095 issued, respectively	19	18
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 3,200,000 issued and outstanding	1	1
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	3,734,026	3,686,161
Accumulated deficit	(1,077,575)	(961,338)
Accumulated other comprehensive income	5,117	(8,109)
Unamortized restricted stock award	(17,439)	(10,736)
Common stock held in treasury at cost, 2,098,555 shares	(52,518)	(52,518)

Total shareholders' equity	3,406,123	3,467,733

	$14,826,185	$14,904,502

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
REVENUE:
Minimum rent	$219,107	$195,687	$431,085	$373,361
Overage rent	3,563	2,963	8,994	7,577
Tenant reimbursements	111,501	101,780	220,952	187,469
Other income	64,816	8,831	95,310	19,049

Total revenue	398,987	309,261	756,341	587,456
EXPENSES:
Property operating	78,194	50,756	137,870	97,976
Depreciation and amortization	68,098	58,818	130,134	111,741
Real estate taxes	34,247	30,346	70,669	60,538
Repairs and maintenance	19,745	17,762	39,157	29,484
Advertising and promotion	9,111	7,466	17,477	14,479
Provision for credit losses	3,217	997	5,961	2,433
Other	23,217	6,185	40,475	11,824

Total operating expenses	235,829	172,330	441,743	328,475
OPERATING INCOME	163,158	136,931	314,598	258,981
Interest expense	93,307	83,626	180,785	159,373

Income Before Minority Interest and Unconsolidated Entities	69,851	53,305	133,813	99,608
Income from unconsolidated entities	1,896	1,507	4,190	1,507
Minority interest	(269)	—	(361)	—

Income from Continuing Operations	71,478	54,812	137,642	101,115
Income from discontinued joint venture interests(K)	—	5,585	—	13,713

NET INCOME	$71,478	$60,397	$137,642	$114,828

Third-party investors' share of Net Income	$38,538	$35,789	$77,859	$68,015

Our share of Net Income	32,940	24,608	59,783	46,813
Amortization of Excess Investment	7,347	5,719	12,809	11,492

Income from Unconsolidated Joint Ventures	$25,593	$18,889	$46,974	$35,321

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands, except as noted)

	June 30, 2003	December 31, 2002
ASSETS:
Investment properties, at cost	$8,736,572	$8,160,065
Less—accumulated depreciation	1,527,926	1,327,751

	7,208,646	6,832,314
Cash and cash equivalents	241,820	199,634
Tenant receivables	197,499	199,675
Investment in unconsolidated entities	17,217	6,966
Other assets	204,786	190,561

Total assets	$7,869,968	$7,429,150

LIABILITIES AND PARTNERS' EQUITY:
Mortgages and other notes payable	$5,702,697	$5,306,465
Accounts payable and accrued expenses	262,868	289,793
Other liabilities	80,376	66,090

Total liabilities	6,045,941	5,662,348

Preferred units	125,000	125,000
Partners' equity	1,699,027	1,641,802

Total liabilities and partners' equity	$7,869,968	$7,429,150

Our Share of:
Total assets	$3,203,719	$3,123,011

Partners' equity	$737,518	$724,511
Add: Excess Investment, net	823,654	831,728

Our net investment in joint ventures	$1,561,172	$1,556,239

Mortgages and other notes payable	$2,345,813	$2,279,609

        Excess Investment represents the unamortized difference of our investment over our share of the equity in the underlying net assets of the partnerships and joint ventures acquired. We amortize excess investment over the life of the related Properties, typically 35 years, and the amortization is included in income from unconsolidated entities.

SIMON(A)
Footnotes to Financial Statements
Unaudited

Notes:

(A)
On December 31, 2002, Simon Property Group, Inc. merged with its paired share affiliate, SPG Realty Consultants, Inc. The Statements of Operations and Balance Sheets represent the combined, condensed financial statements of Simon Property Group, Inc. and SPG Realty Consultants, Inc. for 2002.

(B)
The results reflect the acquisition of assets from Rodamco North America N.V. on May 3, 2002. The portfolio acquired by Simon consists primarily of interests in 13 high-quality, highly productive regional malls in the United States.

(C)
On January 1, 2003, the Company's partnership subsidiary, Simon Property Group, L.P., acquired all of the remaining equity interests of M.S. Management Associates, Inc. ("MSM"). MSM provides management, leasing and other services for certain of the Company's properties. MSM is now a wholly owned consolidated taxable REIT subsidiary ("TRS") of Simon Property Group, L.P. As of January 1, 2003, financial results of MSM are reported on the consolidated method. New line items on the Statements of Operations as a result of the consolidation are: Management fees and other revenue, Home and regional office costs, General and administrative expense, and Income tax expense of taxable REIT subsidiaries. In prior years, a portion of Home and regional office costs and General and administrative expense incurred by MSM was allocated to the consolidated properties and reported as Property operating expense. Effective with the consolidation of MSM, this allocation is eliminated in 2003 and the allocations in 2002 have been reclassified to conform with the current year presentation. Home and regional office costs include salary and benefits, office rent, office expenses and information services expenses incurred in the Company's home office and regional offices. General and administrative expense represents the costs of operating as a public company and includes such items as stock exchange fees, public and investor relations expenses, executive officers' compensation expenses, audit fees, and legal fees.

(D)
Includes mall and freestanding stores.

(E)
Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

(F)
As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(G)
FFO for the quarter and six months ended June 30, 2002 have been restated to reflect the Company's share of impairment of technology assets and gains on debt-related transactions previously reported as extraordinary under GAAP, reducing FFO by a net $20.4 million, or $0.08 per share for the quarter, and a net $24.6 million, or $0.10 per share for the six months.

(H)
Includes our share of gains on land sales of $15.0 million and $8.4 million for the three months ended June 30, 2003 and 2002, respectively, and $20.8 million and $17.0 million for the six months ended June 30, 2003 and 2002, respectively.

(I)
Includes our share of straight-line adjustments to minimum rent of $2.2 million and $3.7 million for the three months ended June 30, 2003 and 2002, respectively, and $3.9 million and $5.0 million for the six months ended June 30, 2003 and 2002, respectively.

(J)
Includes dividends of Series A, B and C Preferred Stock allocable to the Company as well as increased allocation of FFO to the Company as a result of assumed increase in the number of common shares outstanding. The Series A shares impacted only the 2002 results as they were converted during 2002.

(K)
Discontinued Joint Venture Interests represent those partnership interests that have been sold or consolidated. Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and has, as a result, gained control of the joint venture. These interests have been separated from operational interests to present comparative results of operations for those joint ventures held as of June 30, 2003.

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  Exhibit 99.2
SIMON(A)(B)(C) Combined Statements of Operations Unaudited (In thousands, except as noted)
SIMON(A)(B) Per Share Data and Selected Mall Operating Statistics Unaudited
SIMON(A)(B)(C) Combined Balance Sheets Unaudited (In thousands, except as noted)
SIMON Joint Venture Statements of Operations Unaudited (In thousands, except as noted)
SIMON Joint Venture Balance Sheets Unaudited (In thousands, except as noted)
SIMON(A) Footnotes to Financial Statements Unaudited